Exhibit B.42.2

  Certificate Amending or Restating Certificate of Incorporation


                           State of Connecticut
                          Secretary of the State
                            30 Trinity Street
                            Hartford, CT 06106

1.  Name of Corporation

Yankee Energy Production Services, Inc.

2.  The Certificate of Incorporation is:

    A. Amended only, pursuant to Conn. Gen. Stat. Sec. 33-360.

Set forth here the resolution of amendment and/or restatement.


3.  N/A
4.  N/A
5.  The manner of adopting the resolution was as follows:

    B. By the board of directors acting alone, pursuant to Conn. Gen.
    Stat. Sec. 33-360(b)(2) or 33-362(a).
    The number of affirmative votes required to adopt such resolution is: 5 The number of directors' votes in favor of the resolution was: 5

We declare, under the penalties of false statement, that the statements made in the foregoing certificate are true:

Branko Terzic    /S/ Branko Terzic   Mary J. Healey  /S/ Mary J. Healey
President                            Secretary

Dated at Meriden  this 20th day of January, 1995.

                  Maritza M. Agosto
                  Yankee Gas Services Company
                  599 Research Pkwy Meriden, CT 06450